December 2, 1999


Robert D. Egan
1126 Lund Ranch Road
Pleasanton, CA 94566


         RE:  Offer of Employment

Dear Robert:

On behalf of Instant Video Technologies Inc., it is my pleasure to make you an offer of employment as our Vice President of Sales. In this capacity you will be reporting to the Chief Operating Officer or his designated representative and will be responsible for the following duties:


         o Lead,  by  example,   the  Sales  Team  to  attain  identified  sales
           objectives and revenue targets;

         o Recruit, develop, and maintain a qualified and efficient sales team;

         o Assign sales territories and revenue goals to sales executives, and insure achievement of revenue goals;

         o Provide weekly sales reports on sales activity, revenue capture, and sales projections to upper management;

         o Provide valuable field input on product improvement, marketing needs, and other related items to Engineering, Marketing, and Business Development groups; and

         o Other duties, which may arise during your employment relating to the generation of sales and the overall success of IVT.

As an exempt employee, your compensation and benefits are as follows:

Salary                     $140,000 per year.

Commission                 The commission  structure for calendar years 1999 and
                           2000 will be as detailed below. Any changes to this structure for the years beyond 2000 will be mutually determined before the end of the year 2000:

                           For yearly revenue under $10 million,1/2% of revenue;


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Robert D. Egan                                                            Page 2
December 2, 1999


                           For yearly revenue  between $10 million and under $15
                           million,   an  additional  1%  of  revenue  over  $10
                           million; and

                           For yearly revenue above $15 million, an additional 1 1/2 % of revenue over $15 million. Commissions will be based on product shipped.

Stock Options              Subject to Board  approval,  you will be granted,  as
                           soon as practicable after you start as an employee of the Company, 50,000 common stock options. The options will vest over a period of four (4) years as follows:
                           6,250 options will vest at the end of the 6-month probationary period and an additional 6,250 options will vest at the end of the 12th month after the date of grant; following the 12-month anniversary date;
                           the remaining 37,500 options will vest monthly for 36 months in equal amounts of 1/36th of 37,500. The options will have a term of five (5) years from the date of grant. The options will also be subject to the terms and conditions of the 1998 Option Plan and an option agreement to be signed at the time the option is granted.

Vacation                   15 days of personal time.

Benefits Eligible for the standard package as offered to employees of Instant Video Technologies.

Options Eligible for all Incentive Stock Option programs as periodically approved by the Board.

All legitimate and normal business expenses will be reimbursed by the Company and must conform to Company policies and procedures.


You will be eligible for a performance and salary review every twelve (12) months.

As you know, we are anxious to fill this position as soon as possible. This offer is valid until December 31, 1999 and is contingent upon the following: (1) your review and signature of this letter; (2) receipt of satisfactory proof of identification; (3) work authorization as required by the Immigration Reform and Control Act; and (4) satisfactory reference and background check. IVT reserves the right to perform background verification of all information, references, and previous employment at Company expense.

Your employment with Instant Video Technologies is "at will" and can be terminated with or without cause, and with or without notice, at any time, at the option of either yourself or Instant Video Technologies. If IVT terminates your employment without cause after the first 6-month period from the start date, you will be paid a severance amounting to three (3) months base salary as total liquidated damages, provided that you release IVT from any other liabilities. In the alternative, if you terminate your employment, you will give IVT forty-five (45) days notice.

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Robert D. Egan                                                            Page 3
December 2, 1999


Accordingly, the terms of this offer letter do not and are not intended to create an expressed or implied contract of employment with Instant Video Technologies. No manager or representative of Instant Video Technologies, other than an Officer of the Company, has authority to enter into any agreement for employment for any specified period of time or to make any agreement or contract to the foregoing. Any promises to the contrary may only be relied upon, by you, if they are in writing and signed by an Officer of Instant Video Technologies.

Robert, let me close by reaffirming our belief that the skill and background you bring to Instant Video Technologies will be instrumental to the future success of the Company. The single most important factor in the success of Instant Video Technologies will be our people. We look forward to your joining us. Please confirm your acceptance of this offer by signing on the space provided below and returning a copy to me.

Sincerely,



Thomas Koshy
Chief Operating Officer



ACCEPTED:

______________________________________      Date:________________________
         Robert D. Egan